Exhibit 10.1

FORM OF DIRECTOR

INDEMNIFICATION AGREEMENT

     This INDEMNIFICATION AGREEMENT is made and entered into as of the ___day of ___20___, by and between The Pepsi Bottling Group, Inc., a Delaware corporation (“PBG”), and ___, a member of PBG’s Board of Directors (the “Director”).

     WHEREAS, PBG and the Director each recognize the ongoing and substantial risk of litigation and other claims being asserted against directors of public companies; and

     WHEREAS, in recognition of the need for protection against such litigation and claims to facilitate the Director’s continued effective service to PBG, PBG desires to provide for the indemnification, advancement, reimbursement and insurance of certain liabilities and expenses of the Director, to the full extent permitted by law;

     NOW, THEREFORE, in consideration of these premises and of the Director’s continuation of service to PBG, the parties hereto agree as follows:

     1. Indemnification Against Liability. The Director shall be indemnified and held harmless by PBG, to the full extent permitted by law, against any and all liabilities and assessments arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other (each being hereinafter referred to as an “Action”), including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such liability and assessment being hereinafter referred to as a “Liability”), incurred by the Director and arising out of his or her status as a director or member of a committee of the Board of Directors of PBG, or by reason of anything done or not done by the Director in such capacities.

     2. Indemnification Against Expense. The Director shall also be indemnified and held harmless by PBG, to the full extent permitted by law, against any and all attorneys’ fees and other costs, expenses and obligations, and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such expense being hereinafter referred to as an “Expense”) arising out of or relating to any Action, including expenses incurred by a Director:

          (a) in connection with investigating, defending, being a witness or participating in any Action (other than an Action commenced by the Director against another party, except as provided in Section 2(b) below) or any appeal of an Action; or

          (b) in connection with any claim asserted or action brought by the Director for (i) payment or indemnification of Liabilities or Expenses or advance payment of Expenses by PBG under this Agreement, or pursuant to any other agreement, any resolution of PBG’s stockholders or Board of Directors, any provision of PBG’s Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect, relating to any Action, or for specific performance pursuant to Section 17 hereof, and/or (ii) recovery under any directors’ and officers’ liability insurance policy or policies maintained by PBG, regardless of whether the Director is ultimately determined to be entitled to such payment, indemnification, advance, or insurance recovery, as the case may be.

     3. Partial Indemnification. If the Director is entitled under this Agreement to payment for some or a portion of any Liability or Expense relating to an Action, but not for the total amount thereof, PBG shall nevertheless pay the Director for the portion thereof to which he or she is entitled.

     4. Advances. PBG shall pay any and all Expenses incurred by the Director in connection with any Action, whether or not the Action has been finally disposed of (an “Advance”), within five days after receipt by PBG of an appropriate request therefor from the Director, provided that PBG shall have received an undertaking by or on behalf of the Director to repay such Advance if it is ultimately determined that the Director is not entitled to be indemnified by PBG against such Expenses.

     5. Demand and Final Payment. Final payments of Liabilities and Expenses provided for herein shall be made by PBG upon the receipt of a written request therefor by or on behalf of the Director, and upon the determination that indemnification is proper in the circumstances because the Director met the applicable standard of conduct set forth in this Indemnification Agreement. Such determination shall be made (i) by a majority vote of the PBG directors who are not parties to the Action giving rise to the demand (the “Disinterested Directors”) even though less than a quorum, or (ii) by a committee of such Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (iii) if the Disinterested Directors so direct, or if there are no Disinterested Directors, by independent legal counsel in a written opinion, or (iv) by majority vote of PBG’s stockholders. The Director may contest a determination that he or she is not entitled to indemnification by petitioning a court to make an independent determination with respect to the Director’s right to indemnification hereunder.

     6. Failure to Indemnify. If a claim for payment of any Liability, Expense or Advance under this Agreement, or pursuant to any other agreement, any resolution of PBG’s stockholders or Board of Directors, any provision of PBG’s Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect, is not paid in full within thirty days, in the case of Liabilities and Expenses, or within five days, in the case of Advances, after a written request for payment thereof has been received by PBG, the Director may bring an action against PBG to recover the unpaid amount of such claim, together with interest thereon. It shall be a defense to any such claim (other than an action brought to enforce a claim for an Advance) that the Director has not met the standard of conduct which makes it permissible under this Indemnification Agreement for PBG to indemnify the Director for the amount claimed, provided, however, that the burden of proving such defense shall be on PBG and the Director shall be entitled to receive Advances pursuant to Section 4 hereof unless and until such defense shall be finally adjudicated by a court.

     7. Presumption. For purposes of this Agreement, the termination of any Action by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Director has not met any particular standard of conduct required for payment under this Agreement.

     8. Change in Control. If there is a Change in Control (as defined below) of PBG, then the acquiring or successor Person (as defined below), as the case may be (the “Successor”), shall not diminish or limit in any manner the indemnification rights available to the Director immediately prior to such Change in Control, whether such rights were available under this Agreement, or pursuant to any other agreement, any resolution of PBG’s stockholders or Board of Directors, any provision of PBG’s Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect. No such Successor shall cancel, limit or in any way diminish the rights or coverage provided to the Director pursuant to one or more directors’ and officers’ insurance policies carried by PBG immediately prior to any such Change in Control. For the purposes of this Agreement, the term “Change in Control” shall mean (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (a “Person”), other than PepsiCo, Inc., of direct or indirect beneficial ownership of 40% or more of the voting power or voting securities of PBG, (ii) the acquisition by any Person, other than PepsiCo, Inc., of direct or indirect beneficial ownership of 20% or more of the voting power or voting securities of PBG and the subsequent election of a majority of the members of PBG’s Board of Directors who were not members of the Board for the two-year period immediately preceding their election, (iii) a transfer of all or substantially all of PBG’s assets to another Person who is not a wholly owned subsidiary of PBG, or (iv) merger or consolidation of PBG with another corporation where, as a result of such merger and consolidation, less than 60% of the outstanding voting securities of the surviving or resulting corporation shall then be owned by the stockholders of PBG immediately prior to such merger or consolidation.

     9. Director’s Obligations. The Director shall promptly notify PBG in writing of the institution of any Action which may be the subject of this Agreement and shall keep PBG generally informed of any such Action. Notices to PBG shall be directed to The Pepsi Bottling Group, Inc., 1 Pepsi Way, Somers, New York 10589, Attention: Secretary (or to such other address as PBG may notify the Director in writing). Notice shall be deemed received three business days after the date postmarked and shall be sent by certified or registered mail, properly addressed. In addition, the Director shall give PBG such information and cooperation as PBG shall reasonably require and as shall be in the Director’s power.

     10. Termination. This Agreement may not be terminated except by a writing to that effect executed by the parties hereto. This Agreement shall continue in effect regardless of whether the Director continues to serve as a director of PBG.

     11. Contract Rights Not Exclusive. The rights of the Director hereunder shall be in addition to, but not exclusive of, any other right which the Director may have pursuant to any other agreement, any resolution of PBG’s stockholders or Board of Directors, any provision of PBG’s

Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification, now or hereafter in effect.

     12. Insurance. The rights of the Director hereunder shall also be in addition to any rights the Director may now or hereafter have under policies of insurance maintained by PBG or otherwise. PBG may purchase and maintain insurance on behalf of its directors against any liability asserted against or incurred by them, whether or not PBG would have the power to indemnify them against such liability, and the Director shall be covered by such policy or policies to the maximum extent of the coverage available for any director of PBG.

     13. Subrogation. In the event of any payment under this Agreement, PBG shall be subrogated to the extent of such payment to all of the rights of recovery of the Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable PBG effectively to bring suit to enforce such rights.

     14. No Duplication of Payments. PBG shall not be liable under this Agreement to make any payment in connection with any claim made against the Director to the extent the Director has actually received payment of the amounts otherwise payable hereunder.

     15. Modification and Waiver. No supplement, modification or amendment of any of the provisions of this Agreement and no consent by either party hereto to any departure therefrom by the other party hereto shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

     16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of PBG) and spouses, heirs and personal and legal representatives.

     17. Specific Performance. The failure of PBG to perform any of its obligations hereunder shall entitle the Director, as a matter of course, to request an injunction from any court of competent jurisdiction to enforce such obligations. Such right to request specific performance shall be cumulative and in addition to any other rights and remedies to which the Director shall be entitled.

     18. Severability. If any provision or provisions of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof, and the remaining provisions, and portions thereof, shall be enforceable to the fullest extent permitted by law.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

The Pepsi Bottling Group, Inc.

By:

By:

Director